Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Dated July 21, 2020

Relating to Preliminary Prospectus Dated July 20, 2020

Registration Statement No. 333-226372

$40,000,000 of Shares

Common Stock

This free writing prospectus relates to the offering of shares of common stock of CytoSorbents Corporation (the “Company”) and should be read together with the preliminary prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) on July 20, 2020.

On July 21, 2020, the Company received notification that it received a U.S. Army Medical Research Acquisition Activity Award (the “USAMRAAA”) for its HemoDefend™ platform, a development-stage technology designed to be a practical, low cost, and effective way to safeguard the quality and safety of the blood supply.  The USAMRAAA award, for up to $4,421,487.00, was granted to the Company in order to develop a highly efficient adsorber to remove anti-A and Anti-B antibodies from blood and plasma for transfusion. This Award is supported by the U.S. Department of Defense Peer Reviewed Medical Research Program (PRMRP)/Congressionally Directed Medical Research Program (CDMRP) under Contract No. W81XWH2010712. HemoDefend is not yet approved in the U.S. or elsewhere.

The Company has filed a registration statement with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying base prospectus and other documents the Company has filed with the SEC for more complete information about the Company and the offering to which this free writing prospectus relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or from Cowen and Company, LLC, Attn: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, by email at PostSaleManualRequests@broadridge.com, or by telephone at (833) 297-2926; or from SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by telephone at (800) 808-7525, ext. 6218, or by email at syndicate@svbleerink.com. The final terms of the public offering will be disclosed in a final prospectus supplement to be filed with the SEC.